Exhibit 99.1

Bioheart, Inc. Reports Receipt of Notification from NASDAQ Regarding
Non-Compliance with Continued Listing Requirements

For Immediate Release

Contact:	William Kline	Len Hardison
	Bioheart, Inc.	RedChip Companies, Inc.
	Chief Financial Officer	Investor Relations
	(954) 835-1500	(800) REDCHIP (733-2447), Ext. 118
info@redchip.com
SUNRISE, Fla., — October 17, 2008 — Bioheart, Inc. (Nasdaq: BHRT) today announced that it received a letter from the Nasdaq Stock Market (the “Nasdaq Letter”) on October 15, 2008 advising that, for the last ten consecutive trading days, the market value of the Company’s listed securities had been below the minimum $35 million requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 4310(c)(3)(B). Furthermore, the NASDAQ stated that the Company does not comply with NASDAQ Marketplace Rule 4310(c)(3)(A) or 4310(c)(3)(C), which require the Company to have either minimum stockholders’ equity of $2.5 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
In the NASDAQ Letter, NASDAQ advised that, in accordance with NASDAQ Marketplace Rule 4310(c)(8)(C), the Company will be provided thirty calendar days, or until November 14, 2008 (the “Compliance Period”), to regain compliance with NASDAQ Marketplace Rule 4310(c)(3)(B). The NASDAQ Staff may determine that the Company has regained compliance with NASDAQ Marketplace Rule 4310(c)(3)(B) if, at any time before the end of the Compliance Period, the market value of the Company’s listed securities is $35 million or more for a minimum of ten consecutive business days. If the Company does not regain compliance within the Compliance Period, NASDAQ will provide the Company with written notification that the Company’s common stock will be delisted from the NASDAQ Capital Market. At that time, the Company may appeal the determination by the NASDAQ Staff to delist its common stock to a Listing Qualifications Panel.
The Company is currently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing. There is no assurance that the Company will be able to take any of these actions or that any of the actions will be sufficient to allow the Company’s NASDAQ listing to continue or for how long such listing will continue. If the Company is unsuccessful in maintaining its NASDAQ listing, then the Company may pursue listing and trading of the Company’s common stock on the Over-The-Counter Bulletin Board or another securities exchange or association with different listing standards than NASDAQ.
About Bioheart, Inc.
Bioheart, Inc. (Nasdaq: BHRT) is committed to delivering intelligent devices and biologics that help monitor, diagnose and treat heart failure and cardiovascular diseases. Its goals are to improve a patient’s quality of life and reduce health care costs and hospitalizations. Specific to biotechnology, the Company is focused on the discovery, development and, subject to regulatory approval, commercialization of autologous cell therapies for the treatment of chronic and acute heart damage. The Company’s lead product candidate is MyoCell®, an innovative clinical muscle-derived stem cell therapy designed to populate regions of scar tissue within a patient’s heart with new living cells for the purpose of improving cardiac function in chronic heart failure patients. The Company’s pipeline includes multiple product candidates for the treatment of heart damage, including Bioheart Acute Cell Therapy, an autologous, adipose tissue-derived stem cell treatment for acute heart damage, and MyoCell® SDF-1, a therapy utilizing autologous cells that are genetically modified to express additional potentially therapeutic growth proteins. For more information on Bioheart, visit www.bioheartinc.com.
(MyoCell and MyoCell SDF-1 are trademarks of Bioheart, Inc.)